Exhibit 99.1

CareTrust REIT Announces Director Retirement

SAN CLEMENTE, Calif., (Globe Newswire – May 16, 2016) – CareTrust REIT, Inc. (Nasdaq: CTRE) announced today that independent director Gary B. Sabin will retire from its board of directors effective August 1, 2016. Mr. Sabin has accepted a voluntary assignment as a General Authority Seventy, a senior leadership position within The Church of Jesus Christ of Latter-day Saints. The full-time service position will preclude his further board service.

“We are deeply grateful for the invaluable contributions Gary has made as we have launched CareTrust, and brought it to where it is today,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. “I am certain that he will be equally valuable in his new role, and we wish him the very best as he serves there,” he added.

Mr. Stapley confirmed that CareTrust’s board of directors is commencing a search for qualified candidates to fill Mr. Sabin’s remaining term of office, which expires at the company’s 2017 annual meeting of stockholders.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 140 net-leased healthcare properties and three operated seniors housing properties in 19 states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.

Contact Information

CareTrust REIT, Inc. (949) 542-3130, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.